Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations & Communications (248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES PLAN FOR TAX-FREE SPIN-OFF OF CEQUENT BUSINESSES

Resulting in Two Independent Publicly Traded Companies

•	Plan to create two separate, stand-alone companies via a tax-free spin-off of Cequent businesses; expected completion during mid-2015.

•	Mark Zeffiro to serve as President and CEO of the new stand-alone Cequent company; Dave Wathen will remain President and CEO of TriMas.

•	Conference call for investors to be held today, December 8, at 10 a.m. ET.

BLOOMFIELD HILLS, Michigan, December 8, 2014 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – today announced its Board of Directors has unanimously approved a plan to pursue a tax-free spin-off of 100% of its Cequent businesses into a new stand-alone, publicly traded company. Cequent is a leading designer, manufacturer and distributor of custom-engineered towing, trailer and cargo management products and other accessories. This transaction is expected to be completed during mid-2015.

Under this plan, the new, stand-alone Cequent company will operate as an independent, publicly held company. The Cequent businesses generated revenue of approximately $614 million in the aggregate for the trailing 12 month period ended September 30, 2014. Mark Zeffiro, the current Executive Vice President and Chief Financial Officer of TriMas, will serve as President and Chief Executive Officer of this new entity upon completion of the transaction. TriMas Corporation (excluding Cequent) generated revenue of approximately $855 million in the trailing 12 month period ended September 30, 2014, and will continue to be led by President and Chief Executive Officer, Dave Wathen. Current TriMas Chairman of the Board, Samuel Valenti III, will also participate on the new company’s board of directors to support the transition. The Company plans to provide further details about the board and management teams of the separated companies at a later date.

“Our announcement today reflects our continued commitment to enhance shareholder value through the active management of our business portfolio and organizational focus,” said Dave Wathen, President and Chief Executive Officer. “Over the past five years, we have transformed TriMas from a leveraged holding company into a diversified, global manufacturer of engineered and applied products with a track record of consistent growth and operating results. We have delivered improved financial performance by expanding customer markets and product lines, integrating accretive acquisitions, introducing new capabilities for our customers around the world, and instilling a culture of continuous improvement.”

“We believe the spin-off will provide both companies greater flexibility to focus on their distinct growth and margin improvement strategies within their respective core markets, enabling them to further improve competitiveness and create significant value for shareholders, customers and employees,” Wathen continued. “Following the separation, each company will be able to better allocate resources to meet the needs of their respective businesses, pursue distinct capital allocation strategies, intensify focus on growth and margin improvement priorities, and provide a clearer investment thesis to attract a long-term investor base best-suited to each company.”

The New Stand-Alone Cequent

Upon completion of the transaction, the new stand-alone Cequent company will consist of TriMas’ current Cequent Americas and Cequent APEA segments, with a combined annual revenue of $614 million for the trailing 12 month period ended September 30, 2014. This set of businesses is expected to have strong prospects for growth and margin improvement, as it leverages its broad product portfolio, global footprint and diverse customer base of aftermarket, original equipment manufacturers and suppliers, and retail customers within the agricultural, automotive, construction, horse/livestock, industrial, marine, military, recreational, trailer and utility markets. Cequent’s leading brands and product lines are among the most recognized in the end markets that these businesses serve.

Over the past several years, the Cequent businesses have implemented changes that are driving increased margins. At the same time, Cequent has expanded its global presence through both organic initiatives and bolt-on acquisitions, creating significant opportunities for future global growth. The new stand-alone Cequent company will focus on leveraging its broad product offering through innovation and global penetration, while remaining committed to improved operational performance, margin expansion and enhanced cash flow and returns.

The New TriMas Corporation

Post separation, TriMas is expected to have a higher growth and margin profile and will be a more focused, diversified engineered products company, consisting of the current Packaging, Aerospace, Energy and Engineered Components segments. These segments reported annual revenue of approximately $855 million in the trailing 12 month period ended September 30, 2014. As a result of the separation, the margin profile of this company will significantly improve with a current segment operating profit margin percentage, excluding Special Items(1), exceeding 15%. TriMas will continue to focus on investment in its higher-growth, higher-margin businesses, while employing capital allocation strategies to maximize returns to shareholders.

TriMas will remain a company that concentrates on its proprietary, highly engineered products, focused markets with leading market positions and well-established customer relationships. TriMas will continue to serve its global customers with quality, speed and agility to capture additional growth opportunities, while enhancing margins through continuous productivity and lean initiatives. Following the separation, TriMas’ common stock will continue to be listed on NASDAQ under the symbol “TRS” and will remain headquartered in Bloomfield Hills, Michigan.

Planned Capital Structures

Although the capital structures are not finalized and specific terms remain to be determined, following the spin-off transaction, both companies are expected to be well capitalized with sufficient liquidity and flexibility to pursue future growth opportunities. Additionally, the capital allocation policy at both companies is expected to remain disciplined with a focus on the highest return opportunities.

Transaction Details

TriMas anticipates completing the transaction by distributing all of the shares of the new stand-alone, publicly traded Cequent company to TriMas shareholders, who will initially own 100% of the shares. It is expected that the transaction will be tax-free to TriMas’ U.S. shareholders, subject to the receipt of an opinion regarding the tax-free nature of the transaction. TriMas currently expects the transaction to be completed during mid-2015. The Company estimates third party and legal entity reorganization-related expenses of approximately $20 million to effect the transaction. Such costs will be incurred over the next several quarters.

The completion of the spin-off is subject to customary conditions, including effectiveness of appropriate filings with the U.S. Securities and Exchange Commission and final approval of the spin-off by the TriMas Board of Directors. No shareholder approval is necessary to complete the transaction.

Wells Fargo Securities is serving as financial advisor and Jones Day is serving as legal advisor to TriMas.

Conference Call and Webcast

TriMas Corporation will host a conference call today, Monday, December 8, 2014 at 10 a.m. ET to discuss the proposed transaction. The call-in number is (888) 466-4509. Participants should request to be connected to the TriMas Corporation Update Call (Passcode #578320). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #1180560).

Notice Regarding Forward-Looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the Company’s plans for successfully executing the spin-off within the expected timeframe or at all, the taxable nature of the spin-off, future prospects of the companies as independent companies, general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company’s leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

(1)	Operating profit margin excludes “Special Items.” Special Items for each period are provided in the Appendix.

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Appendix

Company and Business Segment TTM Financial Information

Continuing Operations

(Unaudited - dollars in thousands)

					Trailing
					Twelve
	Quarter To Date				Months
	12/31/2013	3/31/2014	6/30/2014	9/30/2014	9/30/2014
Packaging
Net sales	$78,220	$81,430	$86,250	$89,320	$335,220
Operating profit	$18,220	$18,360	$20,540	$20,770	$77,890
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$—	$—	$620	$620
Excluding Special Items, operating profit would have been	$18,220	$18,360	$20,540	$21,390	$78,510

Energy
Net sales	$44,160	$52,780	$52,320	$50,290	$199,550
Operating profit (loss)	$(3,910)	$2,600	$(630)	$(1,100)	$(3,040)
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$—	$2,350	$2,080	$4,430
Excluding Special Items, operating profit would have been	$(3,910)	$2,600	$1,720	$980	$1,390

Aerospace (1)
Net sales	$27,300	$27,180	$31,820	$27,410	$113,710
Operating profit	$7,010	$4,850	$5,690	$3,870	$21,420

Engineered Components
Net sales	$41,540	$55,430	$54,320	$55,310	$206,600
Operating profit	$5,000	$7,880	$8,950	$8,090	$29,920

“New TriMas” (2)
Net sales	$191,220	$216,820	$224,710	$222,330	$855,080
Operating profit	$26,320	$33,690	$34,550	$31,630	$126,190
Total Special Items to consider in evaluating operating profit	$—	$—	$2,350	$2,700	$5,050
Excluding Special Items, operating profit would have been	$26,320	$33,690	$36,900	$34,330	$131,240
Operating profit margin excluding special items	13.8%	15.5%	16.4%	15.4%	15.3%

Cequent APEA
Net sales	$40,290	$39,470	$43,800	$44,290	$167,850
Operating profit	$4,620	$2,500	$2,220	$3,210	$12,550
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$—	$—	$380	$380
Excluding Special Items, operating profit would have been	$4,620	$2,500	$2,220	$3,590	$12,930

Cequent Americas
Net sales	$88,680	$109,090	$134,490	$113,500	$445,760
Operating profit (loss)	$(12,180)	$5,710	$16,940	$8,660	$19,130
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$13,000	$980	$1,460	$360	$15,800
Excluding Special Items, operating profit would have been	$820	$6,690	$18,400	$9,020	$34,930

“New Cequent” (2)
Net sales	$128,970	$148,560	$178,290	$157,790	$613,610
Operating profit	$(7,560)	$8,210	$19,160	$11,870	$31,680
Total Special Items to consider in evaluating operating profit	$13,000	$980	$1,460	$740	$16,180
Excluding Special Items, operating profit would have been	$5,440	$9,190	$20,620	$12,610	$47,860
Operating profit margin excluding special items	4.2%	6.2%	11.6%	8.0%	7.8%

Corporate Expenses
Operating loss	$(8,320)	$(9,640)	$(9,270)	$(11,230)	$(38,460)

TriMas Total Company
Net sales	$320,190	$365,380	$403,000	$380,120	$1,468,690
Operating profit	$10,440	$32,260	$44,440	$32,270	$119,410
Total Special Items to consider in evaluating operating profit	$13,000	$980	$3,810	$3,440	$21,230
Excluding Special Items, operating profit would have been	$23,440	$33,240	$48,250	$35,710	$140,640
Operating profit margin excluding special items	7.3%	9.1%	12.0%	9.4%	9.6%

(1) Results have been adjusted for the discontinued operations of NI in the third quarter 2014 (2) Represents operating results before corporate expense allocations

Discontinued Operations (1)
Net sales	$3,240	$2,360	$980	$—	$6,580
Operating profit	$1,420	$330	$(400)	$—	$1,350